UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 15, 2008, American Water Works Company, Inc.’s wholly-owned financing subsidiary, American Water Capital Corp. (“AWCC”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with a group of accredited institutional investors (the “Purchasers”) pursuant to which AWCC issued and sold $200 million in senior unsecured notes (the “Senior Notes”) to the Purchasers in a private placement. The registrant intends to use the proceeds to repay outstanding short-term indebtedness of AWCC. Proceeds may also be used for other corporate purposes.

The Senior Notes were issued in two series with interest payable semi-annually. The aggregate principal amounts, interest rates, and maturity dates for the Senior Notes are as follows:

Series	Aggregate Principal Amount	Interest Rate per Annum	Maturity Date
G	$110 million	6.25%	May 15, 2018
H	$90 million	6.55%	May 15, 2023

The following description is only a summary of certain material provisions of the Senior Notes, does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference in this Current Report.

Prepayment

The Senior Notes are callable at any time at par plus a make whole amount (the “Make-Whole Amount”) determined in respect of the remaining scheduled interest payments on the Senior Notes, using a discount rate of the then current market standard for United States treasury bills plus 0.50%. AWCC is required to offer to prepay the Senior Notes upon certain changes in control and dispositions of assets.

Support Agreement

Pursuant to a support agreement with AWCC (the “Support Agreement”), the registrant has agreed to provide funds to AWCC if AWCC is unable to make timely payments of interest or principal due under the Senior Notes. The Purchasers may proceed directly against the registrant to the extent AWCC fails to make payments due under the Senior Notes on a timely basis.

Certain Covenants and Events of Default

The Note Purchase Agreement contains a number of covenants that, among other things, restrict, subject to certain specified exceptions, AWCC and the registrant’s ability to:

•	engage in transactions with affiliates;

•	engage in mergers or consolidations;

•	change its lines of business;

•	incur additional indebtedness secured by any lien;

•	pay dividends and distributions or repurchase its common stock;

•	terminate or make amendments to the Support Agreement;

•	sell assets; and

•

incur Priority Debt in excess of 15% of consolidated total tangible assets. Priority Debt includes, subject to specified exceptions, secured indebtedness of the registrant or any of its subsidiaries and unsecured debt of the registrant or any of its subsidiaries other than AWCC.

In addition, the Senior Notes require the registrant to maintain a ratio of consolidated total indebtedness to consolidated total capitalization of not more than 0.70 to 1.00.

The Senior Notes contain certain customary affirmative covenants and events of default, including, among other things, events of default related to:

•	failure to pay;

•	breach of covenants;

•	breach of representations;

•	cross-default to material indebtedness;

•	bankruptcy events;

•	material judgments;

•	default by registrant under the Support Agreement;

•	unenforceability of the Support Agreement;

•	change of control; and

•	specified ERISA events.

Upon the occurrence of an event of default under the Senior Notes, the Purchasers have certain acceleration rights, including, among other things, the right to demand payment of unpaid principal, accrued interest and the Make-Whole Amount.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Note Purchase Agreement, dated May 15, 2008, by and between AWCC and the Purchasers named therein for purchase of $110,000,000 6.25% Series G Senior Notes due 2018 and $90,000,000 6.55% Series H Senior Notes due 2023.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2008	By:	/S/ Ellen C. Wolf
Ellen C. Wolf Senior Vice President and Chief Financial Officer